As filed with the Securities and Exchange Commission on December 22, 1999.
                                                Registration No. _____________
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                       ____________________
                              FORM S-8
                      REGISTRATION STATEMENT
                                Under
                    The Securities Act of 1933
                        __________________

                        CERNER CORPORATION
      (Exact name of registrant as specified in its charter)

            Delaware                                       43-1196944
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

  2800 Rockcreek Parkway, Suite 601, Kansas City, Missouri 64117
(Address of Principal Executive Offices)                 (Zip Code)
                     _________________________

                        CERNER CORPORATION
                 ASSOCIATE 401(k) RETIREMENT PLAN
                     (Full title of the plan)

        Clifford W. Illig, 2800 Rockcreek Parkway, Suite 601,
                      Kansas City, Missouri 64117
                (Name and address of agent for service)

                           (816) 221-1024
 (Telephone number, including area code, of agent for service)

     Please send copies of all correspondence to:

                       Craig L. Evans, Esq.
                   Stinson, Mag & Fizzell, P.C.
                           1201 Walnut
                    Kansas City, Missouri  64106
                          (816) 842-8600

                   ______________________________

                  CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
Title of securities       Amount          Proposed             Proposed           Amount of
to be registered          to be           maximum offering     maximum            registration
                          registered      price per share (1)  aggregate          fee
                                                               offering price (1)
-------------------------------------------------------------------------------------------------
Common Stock,
$.01 par value.....       1,000,000 (2)   $19.91               19,910,000         $5,256.29
-------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(h) of the Securities Act of 1933, and solely for the purpose of calculating the amount of the registration fee, the proposed maximum offering price per share and proposed maximum aggregate offering price is based on the average of the bid and asked prices of the Common Stock on December 22, 1999 in the over-the-counter market as quoted on the National
     Association of Securities Dealers Automated Quotation National
     Market System.

(2)  The provisions of Rule 416 shall apply to this registration statement and the number of shares registered on this registration statement automatically shall increase or decrease as a result of stock splits, stock dividends or similar transactions.
-------------------------------------------------------------------------------
505903 v1

                              PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

      The following documents filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference: (i) the Registrant's
Annual Report on Form 10-K for the year ended December
31, 1998; (ii) the Registrant's Quarterly Report on Form
10-Q for the quarter ended April 3, 1999; (iii) the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 3, 1999; and (iv) the description of the Common Stock of the Registrant which is contained in the Registrant's Registration Statement on Form 8-A
(File No. 0-15386), including any amendments or reports filed for the purpose of updating such description.

          All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange
Act subsequent to the date of this Registration
Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents, except in no event shall any information included in any such document in response to
Item 402(i), (k) or (l) of Regulation S-K be deemed to constitute part of this Registration Statement.

          Any statement contained herein or in a
document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration
Statement.

Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          The validity of the shares of the Common Stock of the Registrant registered pursuant to this Registration Statement will be passed upon by Stinson, Mag & Fizzell, P.C., 1201 Walnut Street, Kansas City,
Missouri 64106. As of November 9, 1999, attorneys of such law firm owned in the aggregate 53,292 shares of Common Stock of the Registrant.

        505903 v1             II-2

Item 6.   Indemnification of Directors and Officers.

     (a)  Section 145 of the Delaware General
Corporation Law (the "DGCL") (i) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of other enterprises, as well as certain other persons, against expenses, judgments, fines and settlement amounts incurred by such directors, officers or other persons in defense of any action, suit or proceeding to which they are made parties by reason of being or having been a director, officer, employee or agent of the corporation, or of another enterprise at the request of the corporation, subject to specified conditions and exclusions, (ii) gives such directors, officers or other persons who are successful in the defense of any action, suit or proceeding the right to be indemnified, and
(iii) authorizes the corporation to purchase and maintain directors' and officers' liability insurance.
The indemnification authorized by Section 145 of the DGCL is not exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors, policy of insurance or otherwise.

     (b)  Article Tenth of the Registrant's Restated
Certificate of Incorporation authorizes the Registrant to agree to indemnify any of its directors, officers, employees or agents, and any person who serves at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the laws of the state of Delaware;
provided that the Registrant is not permitted to indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or wilful misconduct.

     (c)  In accordance with Section 102(b)(7) of the DGCL,
Article Tenth of the Registrant's Restated Certificate of Incorporation contains a provision eliminating a director's personal liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted or authorized by the laws of the state of Delaware. Section 102(b)(7) of the DGCL prohibits the elimination or limitation of a director's liability (1) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (3) under
Section 174 of the DGCL (relating to unlawful dividend payments or stock redemptions or repurchases), or (4) for any transaction from which the director derived an improper personal benefit.

     (d) Section 28 of the Registrant's Bylaws requires the Registrant to indemnify any person (1) against all liabilities and expenses actually and reasonably incurred by such person in connection with any action, suit or proceeding (other than an action by or in the right of the Registrant) or (2) against any amounts paid in settlement and expenses actually and reasonably incurred by such person in an action by or in the right of the Registrant, in either case, by reason of the fact that such person is or was serving as a director or officer of the Registrant or as a director or officer of another enterprise at the Registrant's request; provided that (a) such person must have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant's best interests and, with respect to any criminal action or proceeding, that such person must have had no reasonable cause to believe such person's conduct was unlawful, and (b) the Registrant is not required to indemnify or advance expenses to such person in connection with an action, suit or proceeding initiated by such person unless the initiation of such action, suit or proceeding was authorized by the Registrant's Board of Directors. Said

       505903 v1                II-3

Section 28 further provides that the Registrant shall not indemnify any person for any liabilities or expenses incurred by such person in connection with an action, suit or proceeding by or in the right of the Registrant in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which the action, suit or proceeding is brought determines that the person is entitled to such indemnity. If any person serving as a director or officer of the Registrant or as a director or officer of another enterprise at the Registrant's request is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, said
Section 28 requires that the Registrant indemnify such person against expenses actually and reasonably incurred by such person in connection therewith. Prior to indemnifying a person pursuant to Section 28 of the Registrant's Bylaws, the Registrant must determine that such person has met the specified standard of conduct required for indemnification unless ordered by a court and except as otherwise provided by the immediately preceding sentence. Such determination must be made by
(y) a majority vote of a quorum of the directors who were not party to the action, suit or proceeding (or by independent legal counsel in a written opinion if so directed by a quorum of disinterested directors or if such a quorum is not obtainable), or (z) the stockholders. If the determination is adverse to the person seeking to be indemnified, such person may cause the determination to be made by a court having jurisdiction over the Registrant. The indemnification provided by Section 28 of the Registrant's Bylaws is not exclusive of any other rights to which those seeking indemnification may be entitled under any statute, the Registrant's Restated Certificate of Incorporation, the
Registrant's Bylaws, any agreement, vote of stockholders or disinterested directors, policy of insurance or otherwise, both as to action in their official capacities and as to action in other capacities while holding their respective offices.

     (e)  The Registrant has entered into
indemnification agreements with the Registrant's directors, Clifford W. Illig, Neal L. Patterson, Michael
E. Herman, Jeff Goldsmith, Gerald E. Bisbee, Jr., Thomas
C. Tinstman, M.D. and John C. Danforth, which, among other things, (a) confirm the present indemnity permitted under the DGCL, (b) provide that, in addition, the directors shall be indemnified to the fullest possible extent permitted by law against all expenses
(including attorneys' fees), judgments, fines, and settlement amounts, paid or incurred by them in any action or proceeding, including any action by or in the right of the Registrant, on account of their services as a director of the Registrant or as a director of any subsidiary of the Registrant or as a director, officer, employee or agent of any other company or enterprise when they are serving in such capacities at the request of the Registrant, and (c) provide procedures for notification and defense of a claim. However, no indemnity will be provided to any director on account of conduct which is adjudged to be knowingly fraudulent, deliberately dishonest or wilful misconduct. The indemnification agreements also provide that the Registrant will advance the expenses of defending an action, lawsuit or other proceeding to the indemnified director before the matter is disposed of if the indemnitee agrees to repay any such advances to the Registrant if it is later determined that he or she was not entitled to indemnification.

     (f) Section 28 of the Registrant's Bylaws permits the Registrant to insure any person against any liability incurred by such person by reason of the fact that such person is or was serving as a director or officer of the Registrant or as a director or officer of another enterprise at the Registrant's request, whether or not the Registrant would have the power to indemnify such person under the provisions described above. The
Registrant has obtained directors' and officers' liability insurance for each of its directors and executive officers which (subject to certain limits

        505903 v1             II-4

and deductibles) (i) insures such persons against loss arising from certain claims made against them by reason of such persons being a director or officer, and (ii) insures the Registrant against loss which it may be required or permitted to pay as indemnification due such persons for certain claims. Such insurance may provide coverage for certain matters as to which the Registrant may not be permitted by law to provide indemnification.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

     A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated by reference herein.

Item 9.   Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1)  To file, during any period in which
     offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i)  To include any prospectus required
          by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any
          facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
          Statement;

               (iii)     To include any material
          information with respect to the plan of
          distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration
          Statement;

          Provided, however,
          --------  -------  that paragraphs (1)(i) and
          (1)(ii) do not apply if the information required to be included in a posteffective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
          Section 15(d) of the Exchange Act that are incorporated by reference in the Registration
          Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of
          a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

        505903 v1               II-5

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
          Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        505903 v1               II-6

                      SIGNATURES
                      ----------

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on December 22, 1999.

                                   CERNER CORPORATION


                                   By:/s/ Neal L. Patterson
                                      -------------------------
                                      Neal L. Patterson
                                      Chairman of the Board,
                                      Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                      Title                                         Date
---------                      -----                                         ----

/s/ Neal L. Patterson
----------------------------   Chairman of the Board, Chief                  December 22, 1999
Neal L. Patterson              Executive Officer
                               (Principal Executive Officer)

/s/ Clifford W. Illig
----------------------------   Vice Chairman and Director                    December 22, 1999
Clifford W. Illig

/s/ Marc G. Naughton
----------------------------   (Principal Financial and Accounting           November 22, 1999
Marc G. Naughton               Officer)

/s/ Gerald E. Bisbee, Jr.
----------------------------   Director                                      November 22, 1999
Gerald E. Bisbee, Jr.

/s/ Michael E. Herman
----------------------------   Director                                      November 13, 1999
Michael E. Herman

/s/ Thomas C. Tinstman, M.D.
----------------------------   Director                                      November 22, 1999
Thomas C. Tinstman, M.D.

/s/ Jeff Goldsmith
----------------------------   Director                                      November 22, 1999
Jeff Goldsmith

/s/ John C. Danforth
----------------------------   Director                                      November 23, 1999
John C. Danforth


        505903 v1                     II-7

                           EXHIBIT INDEX




                                                                                  Page
Number      Description                                                           No.
------      -----------                                                           ----
4.1         Restated Certificate of Incorporation, as amended through June 29,    *
            1996 (filed as Exhibit 3(i) to Registrant's Quarterly Report on Form
            10-Q for the quarter ended June 29, 1996, and incorporated herein by reference).

4.2         Bylaws of Registrant, as amended (filed as Exhibit 3 to Registrant's  *
            Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, and incorporated herein by reference).

4.3         Amended and Restated Rights Agreement, dated as of March 12, 1999,    *
            between Cerner Corporation and UMB Bank, n.a., as Rights Agents,
            which includes the Form of Certificate of Designation, Preferences and Rights of Series A Preferred Stock of Cerner Corporation, as
            Exhibit A, and the Form of Rights Certificate, as Exhibit B (filed as an exhibit to Registrant's current report on Form 8-A/A dated
            March 31, 1999 and incorporated herein by reference).

4.4         Specimen stock certificate (filed as Exhibit 4(a) to Registrant's     *
            Registration Statement on Form S-8 (File No. 33-15156) and
            incorporated herein by reference).

4.5         Note Agreement between Cerner Corporation, Principal Mutual Life      *
            Insurance Company, and Principal National Life Insurance Company
            dated July 1, 1994 (filed as Exhibit 10(a) to Registrant's Quarterly
            Report on Form 10-Q for the quarter ended September 30, 1994, and incorporated herein by reference).

4.6         Credit Agreement between Cerner Corporation and Mercantile Bank,      *
            dated April 1, 1999 (filed as Exhibit 4(d) to Registrant's Annual
            Report on Form 10-K for the fiscal year ended January 2, 1999, and incorporated herein by reference).

        505903 v1                   E-1

4.7         Cerner Corporation Amended and Restated Associate 401(k) Retirement   *
            Plan (filed as Exhibit 4(c)(III) to Registrant's Post-Effective
            Amendment No. 3 to Registration Statement No. 33-20155 and
            incorporated herein by reference).

5.1 Opinion of Stinson, Mag & Fizzell, P.C., Counsel for the Registrant, with respect to the legality of the Common Stock of the Registrant registered hereby.

5.2         Undertaking of the Registrant to submit the Registrant's Associate
            401(k) Retirement Plan and Trust (Amended and Restated Effective
            November 1, 1990) (the "Plan") and any amendments thereto to the Internal Revenue Service (the "IRS") in a timely manner and will make all changes required by the IRS in order to qualify the Plan.

23.1        Consent of Registrant's Independent Accountants.

23.2        Consent of Registrant's Counsel (contained in the Opinion of Counsel  *
            filed as Exhibit 5(a)).

------------------------------------

*    Incorporated herein by reference.

        505903 v1                 E-2



